----------------------------
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                                                    ----------------------------
                                                    OMB Number:        3235-0145
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                                                    hours per response......14.5
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              Michaels Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    594087108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            California
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            PN
------------====================================================================



                               Page 2 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            California
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            PN
------------====================================================================



                               Page 3 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            California
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            PN
------------====================================================================



                               Page 4 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            PN
------------====================================================================



                               Page 5 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            New York
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            PN
------------====================================================================



                               Page 6 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            PN
------------====================================================================



                               Page 7 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            OO
------------====================================================================



                               Page 8 of 41 Pages

                                      13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IA, OO
------------====================================================================



                               Page 9 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            OO
------------====================================================================



                              Page 10 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 11 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 12 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 13 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 14 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 15 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 16 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 17 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 18 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 19 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 20 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 21 of 41 Pages

                                       13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IA
------------====================================================================



                              Page 22 of 41 Pages

                                      13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            OO
------------====================================================================



                              Page 23 of 41 Pages

                                      13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            OO
------------====================================================================



                              Page 24 of 41 Pages

                                      13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 25 of 41 Pages

                                      13D
===================
CUSIP No. 594087108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
     4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5
            TO ITEMS 2(d) OR 2(e)                                 [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            India
------------====================================================================
                                    SOLE VOTING POWER
                             7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                             9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                             10
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     12     CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13
            0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     14
            IN
------------====================================================================



                              Page 26 of 41 Pages

     This Amendment No.1 to Schedule 13D amends the Schedule 13D initially filed on August 28, 2006 (collectively, with all amendments thereto, the "Schedule 13D").

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) for the Shares acquired by each of the Funds and the Managed Accounts since the filing of the prior
Schedule 13D is set forth below:


      Entity                 Shares Acquired       Approximate Net
      ------                 ---------------      ---------------
                                                  Investment Cost
                                                  ---------------
      FCP                          82,750              $3,574,394
      FCIP                         74,300              $3,209,957
      FCIP II                       6,350                $274,185
      FCIP III                     12,000                $517,461
      Tinicum                       3,600                $155,446
      FCOI II                     117,600              $5,077,722
      Noonday Fund                  3,400                $146,955
      Managed Accounts            326,950             $14,115,923

     The consideration for such acquisitions was obtained as follows: (i) with respect to the Noonday Fund, FCP, Tinicum and FCOI II, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by the Noonday Fund, FCP, Tinicum and FCOI II at Goldman, Sachs & Co.; (ii) with respect to FCIP, FCIP II and FCIP III, from working capital; and (iii) with respect to the Managed Accounts, from the working capital of the Managed Accounts and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. The Noonday Fund, FCP, Tinicum, FCOI II and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

(a)      The Funds
         ---------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 133,326,492 Shares outstanding as of September 5, 2006 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended July 29, 2006 filed with the Securities and Exchange Commission on September 7, 2006.



                              Page 27 of 41 Pages

                  (c) The trade dates, number of Shares purchased, sold or transferred and the price per Share (including commissions) for all purchases, sales and transfers of the Shares by the Funds in the past 60 days are set forth on Schedules A-G hereto and are incorporated herein by reference. All of such purchases were open-market transactions. All of such transfers were dispositions pursuant to the Agreement and Plan of Merger dated as of June 30, 2006 among the Company, and certain entities affiliated with Bain Capital Partners, LLC and the Blackstone Group ("the Merger") pursuant to which the Shares were cancelled in exchange for the right to receive $44.00 in cash per Share.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e) As of October 31, 2006, the Reporting Persons are not the beneficial owners of any Shares.

(b)      The Management Company
         ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Shares purchased, sold or transferred and the price per Share (including commissions) for all purchases, sales and transfersof the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule H hereto and are incorporated herein by reference. All of such purchases were open-market transactions. All of such transfers were dispositions pursuant to the Merger pursuant to which the Shares were cancelled in exchange for the right to receive $44.00 in cash per share.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the



                              Page 28 of 41 Pages

                           Noonday  General  Partner.  The  Farallon  Individual
                           Reporting   Persons  are  managing   members  of  the
                           Management Company.

                  (e) As of October 31, 2006, the Reporting Persons are not the beneficial owners of any Shares.

         (c)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e) As of October 31, 2006, the Reporting Persons are not the beneficial owners of any Shares.

         (d)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing



                              Page 29 of 41 Pages
                           members of both the Farallon General Partner and the Management Company.

                  (e) As of October 31, 2006, the Reporting Persons are not the beneficial owners of any Shares.

         (e)      The Noonday Sub-adviser Entities
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e) As of October 31, 2006, the Reporting Persons are not the beneficial owners of any Shares.

         (f)      The Noonday Individual Reporting Persons
                  ----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or



                              Page 30 of 41 Pages
                           the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e) As of October 31, 2006, the Reporting Persons are not the beneficial owners of any Shares.

         The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The First Noonday Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. Each of the Management Company, the Farallon General Partner, the Noonday Sub-adviser Entities and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.



                              Page 31 of 41 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 9, 2006


                     /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON PARTNERS, L.L.C.,
                     On its own behalf, as the General Partner of
                     FARALLON CAPITAL PARTNERS, L.P.,
                     FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                     FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                     and as the Managing Member of
                     NOONDAY CAPITAL PARTNERS, L.L.C.
                     By Monica R. Landry, Managing Member

                     /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON CAPITAL MANAGEMENT, L.L.C.
                     By Monica R. Landry, Managing Member

                     /s/ Monica R. Landry
                     ----------------------------------------
                     NOONDAY G.P. (U.S.), L.L.C.
                     By Monica R. Landry, Attorney-in-fact

                     /s/ Monica R. Landry
                     ----------------------------------------
                     NOONDAY CAPITAL, L.L.C.,
                     On its own behalf
                     and as the General Partner of
                     NOONDAY ASSET MANAGEMENT, L.P.
                     By Monica R. Landry, Attorney-in-fact

                     /s/ Monica R. Landry
                     ----------------------------------------
                     Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel,
                     Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly



                              Page 32 of 41 Pages

         The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Patel authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Landry to sign and file this Schedule 13D on its or his behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference.




                              Page 33 of 41 Pages

                                   SCHEDULE A
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------

                                 NO. OF SHARES
                                 PURCHASED (P)            PRICE
             TRADE DATE         OR TRANSFERRED (T)      PER SHARE($)
            ------------      ----------------------  --------------

              8/28/2006               8,500 (P)           $43.03
              8/28/2006               7,200 (P)           $43.03
              8/29/2006              13,300 (P)           $43.03
              8/29/2006              11,300 (P)           $43.03
              8/30/2006                 300 (P)           $43.04
              8/30/2006                 250 (P)           $43.04
               9/8/2006               9,200 (P)           $43.23
               9/8/2006              21,900 (P)           $43.23
             10/10/2006               1,800 (P)           $43.73
             10/11/2006               4,300 (P)           $43.69
             10/24/2006               2,500 (P)           $43.75
             10/24/2006               2,200 (P)           $43.75
             10/31/2006           1,265,050 (T)           $44.00




                              Page 34 of 41 Pages

                                   SCHEDULE B
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------

                                 NO. OF SHARES
                                 PURCHASED (P)            PRICE
             TRADE DATE         OR TRANSFERRED (T)      PER SHARE($)
            ------------      ----------------------  --------------

              8/28/2006               5,600 (P)           $43.03
              8/28/2006               4,700 (P)           $43.03
              8/29/2006               9,500 (P)           $43.03
              8/29/2006               8,000 (P)           $43.03
              8/30/2006                 200 (P)           $43.04
              8/30/2006                 200 (P)           $43.04
               9/8/2006              27,300 (P)           $43.23
               9/8/2006              11,400 (P)           $43.23
             10/10/2006               1,300 (P)           $43.73
             10/11/2006               3,100 (P)           $43.69
             10/24/2006               1,600 (P)           $43.75
             10/24/2006               1,400 (P)           $43.75
             10/31/2006             722,600 (T)           $44.00




                              Page 35 of 41 Pages

                                   SCHEDULE C
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------

                                 NO. OF SHARES
                                 PURCHASED (P)            PRICE
             TRADE DATE         OR TRANSFERRED (T)      PER SHARE($)
            ------------      ----------------------  --------------

              8/28/2006                 700 (P)           $43.03
              8/28/2006                 500 (P)           $43.03
              8/29/2006               1,000 (P)           $43.03
              8/29/2006               1,000 (P)           $43.03
               9/8/2006                 700 (P)           $43.23
               9/8/2006               1,800 (P)           $43.23
             10/10/2006                 100 (P)           $43.73
             10/11/2006                 300 (P)           $43.69
             10/24/2006                 150 (P)           $43.75
             10/24/2006                 100 (P)           $43.75
             10/31/2006              58,250 (T)           $44.00





                              Page 36 of 41 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------

                                 NO. OF SHARES
                                 PURCHASED (P)            PRICE
             TRADE DATE         OR TRANSFERRED (T)      PER SHARE($)
            ------------      ----------------------  --------------
              8/28/2006               1,300 (P)           $43.03
              8/28/2006               1,200 (P)           $43.03
              8/29/2006               2,800 (P)           $43.03
              8/29/2006               2,300 (P)           $43.03
              8/30/2006                 100 (P)           $43.04
               9/8/2006               2,700 (P)           $43.23
               9/8/2006               1,100 (P)           $43.23
             10/10/2006                 100 (P)           $43.73
             10/11/2006                 200 (P)           $43.69
             10/24/2006                 100 (P)           $43.75
             10/24/2006                 100 (P)           $43.75
             10/31/2006              49,900 (T)           $44.00




                              Page 37 of 41 Pages

                                   SCHEDULE E
                                   ----------
                             TINICUM PARTNERS, L.P.
                             ----------------------

                                 NO. OF SHARES
                                 PURCHASED (P)            PRICE
             TRADE DATE         OR TRANSFERRED (T)      PER SHARE($)
            ------------      ----------------------  --------------

              8/28/2006                 400 (P)           $43.03
              8/28/2006                 300 (P)           $43.03
              8/29/2006                 700 (P)           $43.03
              8/29/2006                 500 (P)           $43.03
               9/8/2006                 400 (P)           $43.23
               9/8/2006                 900 (P)           $43.23
             10/10/2006                 100 (P)           $43.73
             10/11/2006                 100 (P)           $43.69
             10/24/2006                 100 (P)           $43.75
             10/24/2006                 100 (P)           $43.75
             10/31/2006              42,800 (T)           $44.00






                              Page 38 of 41 Pages

                                   SCHEDULE F
                                   ----------
                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  --------------------------------------------

                                 NO. OF SHARES
                                 PURCHASED (P)            PRICE
             TRADE DATE         OR TRANSFERRED (T)      PER SHARE($)
            ------------      ----------------------  --------------

              8/28/2006              10,600 (P)           $43.03
              8/28/2006               9,000 (P)           $43.03
              8/29/2006              21,600 (P)           $43.03
              8/29/2006              18,300 (P)           $43.03
              8/30/2006                 450 (P)           $43.04
              8/30/2006                 400 (P)           $43.04
               9/8/2006              13,300 (P)           $43.23
               9/8/2006              31,800 (P)           $43.23
             10/10/2006               2,000 (P)           $43.73
             10/11/2006               4,700 (P)           $43.69
             10/24/2006               2,900 (P)           $43.75
             10/24/2006               2,550 (P)           $43.75
             10/31/2006           1,654,700 (T)           $44.00




                              Page 39 of 41 Pages

                                   SCHEDULE G
                                   ----------
                        NOONDAY CAPITAL PARTNERS, L.L.C.
                        --------------------------------

                                 NO. OF SHARES
                                 PURCHASED (P)            PRICE
             TRADE DATE         OR TRANSFERRED (T)      PER SHARE($)
            ------------      ----------------------  --------------

              8/28/2006                 400 (P)           $43.03
              8/29/2006                 700 (P)           $43.03
               9/8/2006                 600 (P)           $43.23
               9/8/2006               1,300 (P)           $43.23
             10/10/2006                 100 (P)           $43.73
             10/11/2006                 200 (P)           $43.69
             10/24/2006                 100 (P)           $43.75
             10/31/2006              30,600 (T)           $44.00




                              Page 40 of 41 Pages

                                   SCHEDULE H
                                   ----------
                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------

                                 NO. OF SHARES
                                 PURCHASED (P)            PRICE
             TRADE DATE         OR TRANSFERRED (T)      PER SHARE($)
            ------------      ----------------------  --------------

              8/28/2006              25,150 (P)           $43.03
              8/28/2006              21,350 (P)           $43.03
              8/29/2006              51,500 (P)           $43.03
              8/29/2006              43,700 (P)           $43.03
              8/30/2006               1,000 (P)           $43.04
              8/30/2006                 900 (P)           $43.04
              8/31/2006                 100 (P)           $43.03
              8/31/2006                 100 (P)           $43.03
               9/8/2006              70,250 (P)           $43.23
               9/8/2006              29,500 (P)           $43.23
              10/9/2006                 200 (P)           $43.68
             10/10/2006               4,100 (P)           $43.73
             10/11/2006               9,600 (P)           $43.69
             10/24/2006               6,300 (P)           $43.75
             10/24/2006               5,600 (P)           $43.75
             10/31/2006           3,479,350 (T)           $44.00

              8/28/2006               7,600 (P)           $43.03
              8/29/2006              14,600 (P)           $43.03
              8/30/2006                 300 (P)           $43.04
               9/8/2006              21,100 (P)           $43.23
               9/8/2006               8,800 (P)           $43.23
             10/10/2006               1,200 (P)           $43.73
             10/11/2006               2,500 (P)           $43.69
             10/24/2006               1,500 (P)           $43.75
             10/31/2006             208,000 (T)           $44.00



                              Page 41 of 41 Pages